China Precision Steel Announces Second Quarter Fiscal 2013 Results

SHANGHAI, China, February 19, 2013 – China Precision Steel, Inc. (NASDAQ: CPSL) (“China Precision Steel” or the “Company”), a niche precision steel processing Company principally engaged in producing and selling high precision, cold-rolled steel products, announced today its fiscal year 2013 second quarter results for the period ended December 31, 2012.

Second Quarter Highlights

●	Revenue was $8.2 million
●	Gross loss was $1.3 million
●	Net loss was $10.9 million
●	Fully diluted loss per shares was $2.80
●	International sales were $0.8 million, or 10% of total sales

“During the quarter, we continued to focus on our strategy to reduce production of negative margin products including many of our low carbon steel products which resulted in a decline of revenue period-over-period, However, compared with the immediate preceding quarter ended September 30, 2012, our revenue increased 37.1% as selling prices showed signs of stabilizing during the quarter and our sales volume increased 38.1%,” commented Mr. Hai Sheng Chen, CEO of China Precision Steel. “While we continue to remain cautious about the near-term as the Chinese steel industry works through its overcapacity, we believe that the Chinese economy and steel industry will continue to gradually improve throughout the calendar year 2013 as the new government implements its policies for economic growth.

Revenue for the second quarter of fiscal year 2013 was $8.2 million, down from revenue of $33.7 million in the second quarter of fiscal year 2012. The decrease in revenue was mainly attributable to the decrease in production and sales of low-carbon cold-rolled products in response to the company’s strategy to reduce its loss-making products. Sequentially, revenue increased 37.1% from revenue of $6.0 million in the first quarter of fiscal year 2013. Total sales volume in the second quarter of fiscal year 2013 was 10,705 tons, down from total sales volume of 39,907 tons in the prior period and up from total sales volume of 7,753 tons in the first quarter of 2013. High carbon and low carbon sales accounted for 32.4% and 65.6% of total sales, respectively, compared to 21.2% and 77.2%, respectively, period-on-period. Exports represented 10% of total sales for the current period, compared to 14% in the same period a year ago.

Gross loss in the second quarter was $1.3 million, compared to gross loss of $1.8 million in the same period a year ago. Gross loss margin for the current period was 15.9%, compared to a gross loss margin of 5.3% in the second quarter of fiscal 2012. The increase in gross loss margin is due to a 9.6% period-on-period decrease in average selling prices while the average cost per unit sold declined 0.9% period-on-period. Average selling price for the quarter was $763 per ton, down from $844 per ton in the second quarter of fiscal 2012, and the average cost per unit sold was $884 per ton, down slightly from $889 per ton in the same period a year ago.

Selling expenses for the second quarter of fiscal year 2013 were $25,063, compared to $40,185 in the second quarter of fiscal year 2012. The decline in selling expenses was primarily attributable to lower transportation costs and traveling expenses period-on-period. Administrative expenses were $401,797, or 4.9% of revenue, compared to $932,480, or 2.8% of revenue period-on-period. The decrease in administrative expenses was primarily due to a decrease in traveling expenses and legal and professional fees period-on-period.

Operating loss for the current quarter was $10.6 million, compared to an operating loss of $2.8 million in the second quarter of fiscal year 2012.

Net loss for the second quarter of fiscal year 2013 was $10.9 million, compared to net loss of $3.5 million for the second quarter of fiscal year 2012. Fully diluted loss per share was $2.80, compared to fully diluted loss per share of $0.91 in the same period a year ago.

Six Months Financial Results

Revenue for the first six months of fiscal year 2013 was $14.1 million compared to $75.8 million in the same period a year ago. Gross loss was $2.8 million, compared to a gross loss of $1.7 million for the six months of fiscal year 2012. Gross loss margin for the six months ended December 31, 2012 was 19.6% compared to 2.3% for the same period a year ago. Operating loss was $13.9 million compared to $3.2 million in the first six months of fiscal year 2012. Net loss was $15.1 million, compared to a net loss of $4.6 million in the same period a year ago. Fully diluted loss per share was $3.89, compared to fully diluted loss per share of $1.19 for the first six months of fiscal year 2012.

Financial Condition

As of December 31, 2012, China Precision Steel had $0.8 million in cash and cash equivalents, $67.8 million in total liabilities and working capital of $39.1 million. Stockholders’ equity stood at $106.0 million, compared to $118.9 million as of June 30, 2012.

Business Outlook

China Precision Steel will continue to focus on improving its gross margin by being selective in accepting new orders as well as improving cash flow through reducing accounts receivables. As of December 31, 2012, China Precision Steel had a backlog of $6.4 million.

“The China Iron and Steel Association (CISA) has prioritized a strict control of steel production capacity in a move to reduce the excess capacity that has contributed to the pressure on steel prices. Furthermore, CISA has stated that it anticipates steel demand for 2013 to be better than 2012 as the industry recovers from the worst slump in the past decade,” Mr. Chen continued. “As we expect market conditions will gradually improve during the calendar year, we will be focusing our efforts on improving our working capital and operating cash flow by implementing more aggressive policies to reduce our accounts receivables.”

Forward-Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements regarding The likelihood that the downturn in China’s steel industry has halted and that the industry will experience a turnaround and increased demand; the significance of China’s implementation of pro-growth measures and the likelihood that it will start benefitting the domestic steel industry in the fourth quarter; the Company’s ability to reduce operating costs, improve working capital and increase profitability, and any other statements of non-historical information. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs but they involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, such as business conditions in China, weather and natural disasters, changing interpretations of generally accepted accounting principles; outcomes of government reviews; inquiries and investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which China Precision Steel is engaged; cyclicality of steel consumption including overcapacity and decline in steel prices, limited availability of raw material and energy may constrain operating levels and reduce profit margins, environmental compliance and remediation could result in increased cost of capital as well as other relevant risks not included herein. The information set forth herein should be read in light of such risks. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Elite IR
Leslie J. Richardson, Partner
+852-3183 0283
Leslie.richardson@elite-ir.com

– Financial Tables Follow –

China Precision Steel, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

	December 31, 2012	June 30, 2012
Assets
Current assets
Cash and cash equivalents	$799,887	$1,602,805
Accounts receivable
Trade, net of allowances of $13,568,723 and $3,231,613 at December 31, 2012 and June 30, 2012, respectively	47,789,399	59,116,931
Bills receivable	48,149	173,089
Other	1,027,119	1,117,243
Inventories	19,886,666	15,516,220
Prepaid expenses	262,943	668,867
Advances to suppliers, net of allowance of $4,715,706 and $4,623,323 at December 31, 2012 and June 30, 2012, respectively	37,096,316	37,384,684
Total current assets	106,910,479	115,579,839
Property, plant and equipment
Property, plant and equipment, net	64,573,675	67,752,991
Construction-in-progress	243,167	233,512
	64,816,842	67,986,503
Intangible assets, net	1,895,071	1,880,129
Goodwill	99,999	99,999
Total assets	$173,722,391	$185,546,470
Liabilities and Stockholders’ Equity
Current liabilities
Short-term loans	$27,610,356	$27,246,477
Long-term loan - current portion	16,200,000	16,200,000
Accounts payable and accrued liabilities	6,763,808	6,772,892
Advances from customers	3,054,617	2,253,956
Other taxes payables	8,233,263	8,446,373
Current income taxes payable	5,904,112	5,756,178
Total current liabilities	67,766,156	66,675,876
Long-term loans	-	-
Stockholders’ equity:
Preferred stock: $0.001 per value, 8,000,000 shares authorized, no shares outstanding at December 31, 2012 and June 30, 2012, respectively	-	-
Common stock: $0.001 par value, 62,000,000 shares authorized, 3,880,866 issued and outstanding at December 31, 2012 and June 30, 2012, respectively	3,880	3,880
Additional paid-in capital	75,685,066	75,685,066
Accumulated other comprehensive income	21,289,724	19,097,295
Retained earnings	8,977,565	24,084,353
Total stockholders’ equity	105,956,235	118,870,594

China Precision Steel, Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income
For the Three and Six Months Ended December 31, 2012 and 2011
(Unaudited)

	Three Months Ended		Six Months Ended
	2012	2011	2012	2011
Sales revenues	$8,164,267	$33,662,335	$14,121,027	$75,829,178
Cost of goods sold	9,466,225	35,461,052	16,889,934	77,566,125
Gross (loss)	(1,301,958)	(1,798,717)	(2,768,907)	(1,736,947)
Operating expenses
Selling expenses	25,063	40,185	54,336	108,489
Administrative expenses	401,797	932,480	844,412	1,226,556
Allowance for bad and doubtful debts	8,786,214	-	10,159,214	-
Depreciation and amortization expense	52,050	53,993	104,011	108,437
Total operating expenses	9,265,124	1,026,658	11,161,973	1,443,482
(Loss) from operations	(10,567,082)	(2,825,375)	(13,930,880)	(3,180,429)
Other income/(expense)
Other revenues	607,654	68,872	607,757	69,071
Interest and finance costs	(925,077)	(808,650)	(1,783,665)	(1,478,578)
Total other (expense)	(317,423)	(739,778)	(1,175,908)	(1,409,507)
(Loss) from operations before income tax	(10,884,505)	(3,565,153)	(15,106,788)	(4,589,936)
Provision for income tax
Current	-	-27,231	-	27,081
Total income tax (benefit)/expense	-	-27,231	-	27,081
Net (loss)	(10,884,505)	(3,537,922)	(15,106,788)	(4,617,017)
Basic (loss) per share	$(2.80)	$(0.91)	$(3.89)	$(1.19)
Basic weighted average shares outstanding	3,880,866	3,880,866	3,880,866	3,880,866
Diluted (loss) per share	$(2.80)	$(0.91)	$(3.89)	$(1.19)
Diluted weighted average shares outstanding	3,880,866	3,880,866	3,880,866	3,880,866

China Precision Steel, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For the Six Months Ended December 31, 2012 and 2011
(Unaudited)

	2012	2011
Cash flows from operating activities
Net (loss)	(15,106,788)	(4,617,017)
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	4,561,331	4,457,774
Gain on disposal of property, plant and equipment	-	(16,575)
Allowance for bad and doubtful debts	10,159,214	-
Inventory provision	-	442,383
Net changes in assets and liabilities:
Accounts receivable, net	2,477,594	(4,945,225)
Inventories	(4,060,401)	(1,104,504)
Prepaid expenses	412,031	(299,326)
Advances to suppliers	1,086,749	3,046,345
Accounts payable and accrued expenses	(139,640)	1,400,057
Advances from customers	755,623	3,601,384
Other taxes payable	(381,886)	587,656
Current income taxes	32,914	-
Net cash (used in)/provided by operating activities	(203,259)	2,552,952
Cash flows from investing activities
Purchase of property, plant and equipment, including construction in progress	(111,583)	(298,802)
Proceeds from disposal of property, plant and equipment	-	16,575
Net cash (used in) investing activities	(111,583)	(282,227)
Cash flows from financing activities
Repayments of short-term loans	(504,269)	-
Repayments of long-term loan	-	(2,845,699)
Net cash (used in) financing activities	(504,269)	(2,845,699)
Effect of exchange rate	16,193	63,865
Net (decrease) in cash	(802,918)	(511,109)
Cash and cash equivalents, beginning of period	1,602,805	2,707,754
Cash and cash equivalents, end of period	$799,887	$2,196,645